Exhibit 3.20

CERTIFICATE OF INCORPORATION

OF

Time-Life Books Inc.

CERTIFICATE OF INCORPORATION

of

TIME-LIFE BOOKS INC.

The name of the corporation (hereinafter called the Corporation) is Time-Life Books Inc.

The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street, City of Wilmington, County of New Castle.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of the par value of $1.00 per share.  All such shares shall be of one class and shall be designated “Common Stock.”

The name and mailing address of the incorporator are as follows:

Name	Address

Philip R. Lochner, Jr.	One Chase Manhattan Plaza New York, N.Y. 10005

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

The Board of Directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal the By-laws made by the Board of Directors.

Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this

Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

IN WITNESS WHEREOF, I, Philip R. Lochner, Jr., the sole incorporator of Time-Life Books Inc., have executed this Certificate of Incorporation this 24th day of May , 1976, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Certificate of Incorporation are true.

/s/ Philip R. Lochner, Jr.
Philip R. Lochner, Jr.